CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in the Registration Statement on Form S-1 of Neah Power Systems, Inc. and Subsidiary ("the Company") of our report dated January 13, 2011, on our audits of the consolidated balance sheets of the Company as of September 30, 2010 and 2009, and the related consolidated statements of operations, stockholders' deficit, and cash flows for the years then ended.

Our report contains an explanatory paragraph that states that the Company had an accumulated deficit of approximately $53.5 million and negative working capital of approximately $4.3 million at September 30, 2010.  Additionally, net cash used in operating activities was approximately $1.2 million for the year ended September 30, 2010, and the Company has experienced recurring losses from operations.  These conditions raise substantial doubt about the Company's ability to continue as a going concern.

We also consent to the reference of our firm under the heading "Interests of Named Experts and Counsel" in the Registration Statement on Form S-1.

/S/ PETERSON SULLIVAN LLP

Seattle, Washington

August 18, 2011